Exhibit 10.1
Form of Restricted Stock Agreement

FirstSun Capital Bancorp 2017 Equity Incentive Plan Participant: _______________ No. of Shares: _______________ Date of Grant: _______________

This Restricted Stock Agreement (the “Agreement”) evidences the grant to the Participant named above (“you” or “Participant”) of the number of shares set forth above (each, an “Award Share,” and collectively, the “Award Shares”) of the common stock of FirstSun Capital Bancorp, a Delaware corporation (the “Company”) as of the date of grant set forth above (the “Date of Grant”) pursuant to the FirstSun Capital Bancorp 2017 Equity Incentive Plan, as may be amended from time to time (the “Plan”) and conditioned upon your agreement and compliance with the terms set forth below. All of the provisions of the Plan are expressly incorporated into this Agreement.

1.Terminology. Capitalized words used in this Agreement and not defined herein shall have the meaning set forth in the Plan.

2.Vesting. All Award Shares shall be fully vested as of the Date of Grant.

3.Stock Issuance. The Company shall issue the Award Shares in book entry form, registered in your name with notations regarding any applicable restrictions on transfer imposed under the Stockholder’s Agreement.

4.Taxes and Withholding. All vesting and delivery of Award Shares pursuant to this Agreement shall be subject to withholding of all applicable taxes. You shall be required to pay to the Company, and the Company shall have the right to deduct from any compensation paid to you pursuant to this Agreement (including, for the avoidance of doubt, by withholding vested Award Shares to which you are otherwise entitled under this Agreement), the amount of any required withholding taxes in respect of this Agreement and to take all such other action as the Committee deems necessary to satisfy all obligations for the payment of such withholding taxes; further provided that, unless otherwise approved by the Committee, any withholding taxes in respect of the Agreement shall be satisfied through the withholding of Award Shares (valued at their Fair Market Value as of such withholding date) to which you are otherwise entitled under this Agreement (provided, however, such Award Shares may not be used to satisfy more than the Company’s maximum statutory withholding obligation or, if applicable, such lesser amount as may be necessary to avoid classification of the Award Shares as a liability for financial accounting purposes). You may elect to satisfy any withholding obligation in respect of the Award Shares, if approved by the Committee, through cash payment.
5.Required Forfeitures and Clawbacks. Each Award Share is conditioned on your forfeiting, waiving, or repaying to the Company any amount or Award Share as may be required in compliance with Section 304 of the Sarbanes-Oxley Act, Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and the Company’s clawback compliance policy as in effect from time to time and as directed by the Committee. You agree to execute any documents to effect any required forfeiture, waiver or clawback. You agree to assign any Award Shares to the Company or pay any cash amount in lieu thereof as may be required for such compliance.

6.Miscellaneous.

(a)Notices. All notices and other communications made or given pursuant to this Agreement shall be in writing and shall be sufficiently made or given if hand delivered, mailed by certified mail, transmitted by facsimile or email, addressed to you at the address contained in the records of the Company, or addressed to the Committee, care of the Company for the attention of its Corporate Secretary at its principal executive office.

(b)Entire Agreement. This Agreement, together with the Plan, contains the entire agreement between the parties with respect to the Award Shares granted hereunder. Any oral or written agreements, representations, warranties, written inducements, or other communications made prior to the execution of this Agreement with respect to the Award Shares granted hereunder shall be void and ineffective for all purposes.

(c)Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

(d)Amendment. This Agreement may be amended from time to time by the Administrator in its discretion; provided, however, that this Agreement may not be modified in a manner that would have an adverse effect on the Award Shares as determined in the discretion of the Administrator, except as provided in the Plan or in a written document signed by each of the parties hereto.

(e)Conformity with Plan. This Agreement is intended to conform in all respects with, and is subject to all applicable provisions of, the Plan. Inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of this Agreement. A copy of the Plan has been provided to you.

(f)Governing Law. The validity, construction and effect of this Agreement, and of any determinations or decisions made by the Committee relating to this Agreement, and the rights of any and all persons having or claiming to have any interest under this Agreement, shall be determined exclusively in accordance with the laws of the State of Delaware, without regard to its provisions concerning the applicability of laws of other jurisdictions.

(g)Captions. The captions (i.e., all section headings) used in this Agreement are for convenience only and shall not be deemed to limit, characterize or affect in any way any provisions of the Agreement.

(h)Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

The Parties’ Signatures are Contained on the Following Page.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer.
    FIRSTSUN CAPITAL BANCORP
        By:
        Name:
        Title:

    Date:

    The undersigned hereby acknowledges that he/she has carefully read this Agreement and agrees to be bound by all of the provisions set forth herein.
    PARTICIPANT

    Name:

    Date:

    Address:

    Facsimile:

Enclosure: FirstSun Capital Bancorp 2017 Equity Incentive Plan

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